Exhibit 99.3

Supplemental Financial Information – CFO Commentary

March 7, 2017

Document reference information

The commentary in this document can be referenced in the financial information found in the earnings release issued earlier today. The release can be found at investors.ZAGG.com, or in the Form 8-K furnished to the Securities and Exchange Commission website at sec.gov.

2016 Summary Results

(Full year 2016 reflects 10 months of contribution from the mophie business unit. 2015 full year and fourth quarter reflect only the ZAGG business unit. In millions, except per share amounts.)

Full Year and Fourth Quarter

	Full Year 2016			2015	Fourth Quarter 2016			2015
	ZAGG	mophie	Consolidated	ZAGG	ZAGG	mophie	Consolidated	ZAGG
Net Sales	$288.1	$113.8	$401.9	$269.3	$80.5	$34.4	$114.9	$78.6
Gross Margin	$115.1	$12.5	$127.6	$101.7	$30.2	$(0.3)	$29.9	$29.0
Gross Margin %	40%	11%	32%	38%	38%	(1)%	26%	37%
Net Income (Loss)			$(15.6)	$15.6			$(4.1)	$5.0
Diluted EPS (Loss)			$(0.56)	$0.54			$(0.15)	$0.18
Adjusted EBITDA	$53.1	$(15.9)	$37.2	$42.2	$13.8	$(10.0)	$3.8	$12.7

Sales by Category

	Full Year				Fourth Quarter
	2016	% Total	2015	% Total	2016	% Total	2015	% Total
Screen Protection	$213.9	54%	$179.9	67%	$60.9	53%	$51.6	66%
Power Cases	$61.7	15%	$0	0%	$18.5	16%	$0.0	0%
Power Management	$60.5	15%	$7.5	3%	$18.0	16%	$3.4	4%
Personal Audio	$24.3	6%	$24.0	9%	$5.3	4%	$6.9	9%
Mobile Keyboards	$36.8	9%	$50.6	19%	$11.2	10%	$15.1	19%
Other	$4.6	1%	$7.3	2%	$1.0	1%	$1.6	2%

Sales by Region/Channel

	Full Year			Fourth Quarter
	2016	2015	% Growth	2016	2015	% Growth
Domestic	$353.6	$244.4	45%	$99.7	$71.4	40%
International	$48.2	$24.9	94%	$15.2	$7.2	111%
Retail	$350.7	$238.7	47%	$98.7	$69.1	43%
Online	$34.2	$14.8	131%	$11.5	$4.9	135%
Kiosk	$16.9	$15.8	7%	$4.7	$4.6	2%

2016 Full Year Results

(All comparisons are 2016 consolidated versus 2015, unless otherwise noted.)

Net sales

●	Net sales increased 49% to $401.9 million, compared to $269.3 million due primarily to:
●	ten months of mophie business unit net sales of $113.8 million, and
●	an increase of 7% in the ZAGG business unit net sales to $288.1 million, driven by record screen protection sales

InvisibleShield

●	Screen protection market share hit a record high of 51% in 2016 (52% in the fourth quarter)
●	Average selling price (ASP) has increased 50% since 2013 due to new product innovation, and an increase in mix of higher priced glass screen protection.

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Gross profit/margin

●	Gross profit increased to $127.6 million, compared to $101.7 million reflecting:
●	10 months of contribution from the mophie business unit, and
●	the increase in ZAGG business unit sales and improvement in gross profit margins
●	Gross profit margin declined to 32% from 38% due primarily to:
●	lower mophie business unit gross profit margin of 11% due to:
■	higher promotions, discounts, and sales returns, and,
■	a $2.6 million impact related to the write-up of mophie inventory to fair value during purchase accounting, which was recorded through cost of sales.
●	This decrease was partially offset by 220 basis points of improvement in ZAGG business unit gross profit margin to 40%.

Operating expense

●	Operating expense increased to $149.0 million compared to $75.8 million, primarily attributable to:
●	the inclusion of mophie operating expenses of $43.6 million,
●	a non-cash, net impairment charge of $24.3 million in the third quarter related to a dispute with the former mophie shareholders over the acquisition date value of the mophie working capital accounts,
●	transaction fees of $2.6 million related to the acquisition of mophie, and
●	restructuring charges of $3.0 million.
●	Operating expense margin, excluding the $29.9 million in expenses related to the impairment, transaction fees and restructuring costs, would have been $119.1 million or 30% of net sales, as compared to $75.8 million or 28%.

Net income (loss)/earnings (loss) per share

●	Net loss was $(15.6) million, as compared to net income of $15.6 million.
●	Diluted loss per share was $(0.56) (on 28.0 million shares) as compared to diluted earnings per share of $0.54 (on 29.1 million shares).

Unaudited supplemental data: Adjusted EBITDA and Adjusted Net income (Loss)

Adjusted Net Income (Loss)

In conjunction with the acquisition of mophie, the Company incurred certain incremental transaction-related expenses (including restructuring), amortization of mophie acquired intangibles, the fair value write-up of mophie inventory related to the acquisition, and a net impairment charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital accounts. Adjusted Net Income and Adjusted Earnings per Share adjust for the effect of these charges.

Adjusted Net Income was $8.4 million or $0.30 per diluted share compared to $15.6 million or $0.54.

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Adjusted EBITDA

●	Consolidated Adjusted EBITDA was $37.2 million compared to $42.2 million, reflecting $53.1 million from the ZAGG business unit and $(15.9) from the mophie business unit.

2016 Fourth Quarter Results

(All comparisons are 2016 consolidated versus 2015, unless otherwise noted.)

Net sales

●	Fourth quarter net sales increased 46% to $114.9 million from $78.6 million, primarily due to:
●	sales of $34.4 million from the mophie business unit, and
●	an increase of 2% in ZAGG business unit sales driven by strong screen protection sales.

Gross profit/margin

●	Gross profit margin declined to 26% from 37% due primarily to:
●	lower overall gross profit margin on mophie business unit sales and additional discounts and promotions during the holiday season,
●	partially offset by ZAGG business unit gross margin improvement of 80 basis points

Operating expense

●	Operating expense increased to $33.4 million from $21.0 million due primarily to the acquisition of mophie.

Net income (loss)/earnings (loss) per share

●	The Company had a net loss in the quarter of $(4.1) million compared to net income of $5.0 million.
●	Net loss per share was $(0.15) (on 28.1 million shares) as compared to diluted earnings per share of $0.18 (on 28.0 million shares).

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Unaudited Supplemental Data: Adjusted EBITDA and Adjusted Net Income (Loss)

Adjusted net income (loss)

In conjunction with the acquisition of mophie, the Company incurred certain incremental transaction-related expenses (including restructuring), amortization of mophie acquired intangibles, the fair value write-up of mophie inventory related to the acquisition, and a net impairment charge associated with a dispute with the former mophie shareholders over the acquisition date value of the mophie net working capital accounts. Adjusted Net Income (Loss) and Adjusted Earnings per Share adjust for the effect of these charges.

Adjusted Net Loss for the period was $(2.1) million or $(0.08) per diluted share compared to $5.0 or $0.18 per diluted share.

Adjusted EBITDA

Adjusted EBITDA was $3.8 million as compared with $12.7 million, reflecting $13.8 million for the ZAGG business unit and negative Adjusted EBITDA of $(10.0) million for the mophie business unit.

Balance Sheet Highlights (as of December 31, 2016)

(All balance sheet comparisons are versus December 31, 2015, unless noted.)

(in millions, excluding DSOs and Inventory turns.)	2016	2015
Cash and Cash Equivalents	$11.6	$13.0
Account Receivables	$83.8	$57.7
Inventory	$72.8	$45.9
Total Debt	$51.6	$0.0
Line of Credit	$31.3	$0.0
Term Loan	$20.3	$0.0
Net Working Capital	$13.6	$82.7
DSOs	70	67
Inventory Turns*
ZAGG	9X	6X
Mophie	3X	NA

*Inventory turns defined as trailing 12 month sales divided by year-end inventory.

Total Debt

●	The Company has effectively managed its outstanding debt balance, which was reduced from a high of $86.9 million in April 2016 to the year-end balance of $51.6 million.

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Net Cash Flow from Operating Activities

	ZAGG Business Unit			mophie Business Unit	Consolidated
(in millions)	2014	2015	2016	2016	2016
Net Cash Flow from Operating Activities	$26	$25	$68	($35)	$33

2017 Business outlook

The Company introduced annual guidance for 2017 as follows:

●	Net sales of $470 - $500 million
●	Gross profit margin as a percentage of net sales in a range of low to mid 30’s
●	Adjusted EBITDA of $71 - $75 million
●	Annual effective tax rate of approximately 39%

*Growth on consolidated

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*Growth on consolidated

Notes to Adjusted EBITDA Bridge

Sales growth:

•         ZAGG

o	Expanded domestic market distribution into new channels and new retail accounts

•         mophie

o	12 months of sales versus 10 months
o	Reduction in sales returns and discounts

•         ZAGG/mophie

o	Strong international growth
o	New 2017 ZAGG/mophie product launches
o	New OEM device launches

Operating performance:

•         S&OP improvement – primarily mophie inventory optimization as a result of improved new product launches, forecasting, and supply chain efficiencies

Synergies:

•         An additional $8 million in 2017 – lower headcount, office consolidation, and supply chain efficiencies

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Non-GAAP Financial Disclosure

ZAGG regularly discloses Adjusted EBITDA and Adjusted Net Income, non-GAAP metrics, in its financial releases. Readers should refer to the non-GAAP financial disclosures at the end of this document for information on the limitations of non-GAAP disclosures. An explanation of ZAGG's use of this non-GAAP financial measure and the reconciliation between GAAP and non-GAAP measures required by SEC Regulation G is included in ZAGG's press release today, which can be found at investors.ZAGG.com.

Readers are cautioned that the Adjusted EBITDA (earnings before interest, taxes, depreciation, amortization, stock-based compensation expense, other income (expense), mophie transaction costs, mophie fair value inventory write-up related to acquisition, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price), Adjusted Net Income (earnings before mophie transaction costs, mophie fair value inventory write-up related to acquisition, amortization from mophie acquired intangibles, mophie restructuring charges, mophie employee retention bonus, and the loss on disputed mophie purchase price – all net of tax) and Adjusted Earnings/Loss per Share (Adjusted Net Income/Loss divided by weighted average shares outstanding) contained in this release are not financial measures under US generally accepted accounting principles (GAAP). In addition, this financial information should not be construed as an alternative to any other measure of performance determined in accordance with GAAP, or as indicators of operating performance, liquidity or cash flows generated by operating, investing and financing activities, as there may be significant factors or trends that they fail to address. We present Adjusted EBITDA and Adjusted Net Income/Loss because we believe that they are helpful to some investors as a measure of performance. We caution readers that non-GAAP financial information, by its nature, departs from traditional accounting conventions. Accordingly, its use can make it difficult to compare current results with results from other reporting periods and with the financial results of other companies.

Safe Harbor Statement

In addition to the historical information contained in this press release, this release contains (and oral communications made by ZAGG may contain) statements that relate to future events and expectations and, as such, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, outlook, assumptions, or future events or performance, often, but not always, through the use of words or phrases such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "predicts," "projects," "targets," or similar expressions, are not statements of historical facts and may be forward-looking. Readers are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements. In addition to any assumptions and other factors and matters referred to specifically in connection with such forward-looking statements, factors that could cause actual results or outcomes to differ materially from those contained in forward-looking statements include the following: (a) the ability to design, produce, and distribute the creative product solutions required to retain existing customers and to attract new customers; (b) building and maintaining marketing and distribution functions sufficient to gain meaningful international market share for ZAGG's products; (c) the ability to respond quickly with appropriate products after the adoption and introduction of new mobile devices by major manufacturers like Samsung and Apple; (d) changes or delays in announced launch schedules for (or recalls or withdrawals of) new mobile devices by major manufacturers like Samsung and Apple; (e) the ability to successfully integrate new operations or acquisitions, specifically including mophie inc., (f) the impact of inconsistent quality or reliability of new product offerings; (g) the impact of lower profit margins in certain new and existing product categories, including certain mophie products; (h) the impacts of changes in economic conditions, including on customer demand; (i) managing inventory in light of constantly shifting consumer demand; (j) the failure of information systems or technology solutions or the failure to secure information system data, failure to comply with privacy laws, security breaches, or the effect on the company from cyber-attacks, terrorist incidents, or the threat of terrorist incidents; (k) adoption of or changes in accounting policies, principles, or estimates; and (l) the resolution of the dispute over the acquisition date value of the mophie net working capital accounts with the former mophie shareholders. Any forward-looking statement speaks only as of the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of any such factor on the business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statement. Readers should also review the risks and uncertainties listed in ZAGG's most recent Annual Report on Form 10-K and other reports the company files with the U.S. Securities and Exchange Commission, including (but not limited to) Item 1A - "Risk Factors" in the Form 10-K and Management's Discussion and Analysis of Financial Condition and Results of Operations and the risks described therein from time to time. ZAGG disclaims any obligation to update publicly any forward-looking information, whether in response to new information, future events, or otherwise, except as required by applicable law.

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